Exhibit 10.4

May 11, 2023

Rick Dunn
Chief Financial Officer
Satellogic Inc.
Email:Rick.Dunn@satellogic.com

Re: Employment agreement effective as of January 13, 2019 (the “Agreement”), by and between Rick Dunn (“you”) and Satellogic USA Inc. (the “Company”)

Dear Rick,

This letter agreement memorializes our recent discussions regarding certain adjustments to your compensation package as described in the Agreement. Pursuant to those discussions, you and the Company have agreed to the following:

1.Additional Bonus. In addition to the cash, bonus and incentive compensation described in the Agreement, you will be entitled to a one-time cash bonus equal to $250,000 in the event that Satellogic Inc. (or any of its affiliates) consummates any transaction or series of related transactions during the term of your employment (a) pursuant to which Satellogic Inc. (or any of its affiliates) receives at least $40,000,000 in aggregate consideration, or (b) involving the transfer of a majority of the interests in Satellogic Inc. or otherwise resulting in a change of control of Satellogic Inc.

2.RSU Grants. With respect to your participation in the Satellogic Inc. 2021 Incentive Compensation Plan (the “Plan”), you and the Company agree to the following:

a.Initial Grant. In December 2022, you received an initial grant of restricted share units (RSUs) under the Plan with a value of $328,819 (the “Initial Grant”). The vesting schedule for the Initial Grant is as follows: (i) 12.5% vested upon the grant date and (ii) 6.25% quarterly vesting thereafter.

b.Annual Grants. For the duration of your employment with the Company, you are entitled to annual refresher RSU grants with a target value of $263,055, each of which grants will vest at a rate of 6.25% quarterly.

c.Grant Terms. Your RSU grants will be subject to the standard terms and conditions of the Plan and Board approval.

3.Severance and Post-Termination. Upon termination of your employment with the Company which both you and the Company agree upon in writing, it is the intent of the parties that such written termination agreement will include the following:

a.Severance and COBRA. Upon termination, the Company will pay you six (6) months of salary and cover COBRA expenses for you and your family for a period of six (6) months following the termination date. At the Company’s election, payment is due in a lump sum upon termination or is payable in regular pay periods over the six (6) months. Payment of any severance pay is conditioned upon the execution and delivery by you of a general release of claims in favor of the Company in a form to be provided by the Company in its sole discretion.

b.Extended Option Exercise Period. Notwithstanding anything to the contrary set forth in our stock option plan or any other agreement between you and the Company related to the grant of options to you, the stock options granted to you under the Agreement will remain available to be exercised by you for up to one (1) year following the termination date.

c.Acceleration of Vesting. The vesting and exercisability of all outstanding stock options and RSU awards that are held by you as of the termination date shall accelerate vesting in full.

Please indicate your agreement to the terms of this letter agreement by arranging for countersignature in the space provided below and delivering an electronic copy to Matthew Brannen, VP of Legal (matthew.brannen@satellogic.com).

If you have any questions regarding this letter agreement, please feel free to contact me or Mr. Brannen.

Regards,

    Emiliano Kargieman
Chief Executive Officer
Satellogic Inc.

Accepted and Agreed To
By: /s/ Rick Dunn
Rick Dunn